                                                                      EXHIBIT 99
P R O S P E C T U S


                                 157,486 SHARES

                           GLENAYRE TECHNOLOGIES, INC.

                                  COMMON STOCK
                                ($.02 PAR VALUE)




         The Common Stock, $.02 par value, of Glenayre Technologies, Inc. (the "Company") is traded under the symbol of GEMS and transactions in the Common Stock and reported on the NASDAQ National Market System. On March 22, 1996, the last reported sale price of the Company's Common Stock on the National Market System was $32.50.

         All of the Offered Shares are being offered for the account of certain Selling Shareholders.

         SEE "INVESTMENT CONSIDERATIONS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.




                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.




         The Selling Shareholders intend to distribute all of the Offered Shares in one or more transactions effected from time to time in the over-the-counter market at market prices prevailing of the time of sale. All the expenses of this offering are payable by the Company.

                                  The date of this Prospectus is March 25, 1996.

                           GLENAYRE TECHNOLOGIES, INC.
                              CROSS REFERENCE SHEET
                    PURSUANT TO RULE 501(B) OF REGULATION S-K
                       SHOWING LOCATION IN THE PROSPECTUS
                           OF INFORMATION REQUIRED BY
                           ITEMS IN PART I OF FORM S-3


FORM S-3                                                                                    PAGE OR HEADING
ITEM NUMBER AND CAPTION                                                                     IN PROSPECTUS
Item 1.   Forepart of the Registration Statement and Outside of the Front Cover
          Page of Prospectus.................................................................Outside Front Cover Page


Item 2.   Inside Front and Outside Back Cover Pages of Prospectus............................Inside Front Cover Page

Item 3.   Summary Information, Risk Factors and Ratio of Earnings to Fixed                   The Company; Investment
          Charges............................................................................Considerations

Item 4    Use of Proceeds....................................................................Use of Proceeds

Item 5.   Determination of Offering Price....................................................Not Applicable

Item 6.   Dilution...........................................................................Not Applicable

Item 7.   Selling SecurityHolders............................................................Selling Shareholders

Item 8.   Plan of Distribution...............................................................Plan of Distribution

Item 9.   Description of Securities to be Registered.........................................Not Applicable

Item 10.  Interests of Named Experts and Counsel.............................................Legal Opinion; Experts

Item 11.  Material Changes...................................................................Not Applicable

Item 12.  Incorporation of Certain Information by Reference..................................Incorporation of Certain
                                                                                             Documents by Reference

Item 13.  Disclosure of Commission Position on Indemnification for Securities
          Act Liabilities....................................................................Not Applicable

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF.

         THE COMPANY IS SUBJECT TO THE INFORMATION REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND IN ACCORDANCE THEREWITH FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). REPORTS, PROXIES AND INFORMATION STATEMENTS AND OTHER INFORMATION FILED BY THE COMPANY CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT: ROOM 1024, JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549; ROOM 1204, EVERETT MCKINLEY DIRKSEN BUILDING, 219 SOUTH DEARBORN STREET, CHICAGO, ILLINOIS 60604; FEDERAL BUILDING, 26 FEDERAL PLAZA, NEW YORK, NEW YORK 10007; AND SUITE 1710, 10960 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

         5.       The Company's Current Report on Form 8-K dated March 7, 1995.

         6.       The Company's Current Report on Form 8-K dated April 13, 1995.

         7. The Company's Current Report on Form 8-K dated May 9, 1995, as amended July 7, 1995.

         8.       The Company's Current Report on Form 8-K dated March 11, 1996.

         9. The description of the Company's Common Stock contained in its Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any and all information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Written or oral requests for such copies should be directed to:
Secretary, Glenayre Technologies, Inc., 5935 Carnegie Boulevard, Charlotte, NC 28209, telephone 704/553-0038.

                                   THE COMPANY

         Glenayre Technologies Inc. ("Glenayre" or the "Company") is a leading world wide supplier of telecommunications equipment and related software used by service providers in the paging and wireless personal communications markets. The Company designs, manufactures, markets and services switches, transmitters, controls and software used in personal communications systems (including paging, voice messaging and message management and mobile data systems) and radio telephone systems.

         The Company was incorporated under the laws of the State of Delaware on September 21, 1987 and is the successor to a corporation organized on April 7, 1945. The principal executive offices of the Company are located at 5935 Carnegie Boulevard, Charlotte, NC 28209. The Company's telephone number is 704/553-0038.

                            INVESTMENT CONSIDERATIONS

         In addition to other information in this Prospectus, the following should be considered carefully in evaluating the Company and business before purchasing the Common Stock offered hereby.

POTENTIAL MARKET CHANGES RESULTING FROM TECHNOLOGICAL ADVANCES

         The paging industry and Glenayre's business are subject to competition from alternative forms of data communication. In addition, Glenayre's business is focused entirely upon the wireless telecommunications industry. Future technological advances in the wireless telecommunications industry, including digital-based cellular telephone systems, could result in new products which are competitive with Glenayre's products. There can be no assurance that Glenayre will not be adversely affected in the event of such technological advances. While the introduction of more advanced forms of telecommunication may provide opportunities to Glenayre for the development of new products, these advanced forms of telecommunication may reduce the demand for pagers and thus the type of paging transmission systems and related software designed and sold by Glenayre. In addition, there can be no assurance that Glenayre will be able to develop successfully these new products or to provide additional enhancements to its existing products.

VOLATILITY OF STOCK PRICE

         The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations which have often been unrelated to the operating performance of these specific companies. Such market fluctuations and economic conditions unrelated to Glenayre may adversely affect the market price of Glenayre's Common Stock.

LIMITS ON PROTECTION OF PROPRIETARY TECHNOLOGY AND INFRINGEMENT CLAIMS

         Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of some foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's

Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States. Although Glenayre believes that its products and technology do not infringe on the proprietary rights of others, Glenayre is currently party to certain infringement claims, and there can be no assurance that third parties will not assert additional infringement claims against Glenayre in the future. If such litigation resulted in Glenayre's inability to use technology, Glenayre might be required to expend substantial resources to develop alternative technology or to license the prior technology. There can be no assurance that Glenayre could successfully develop alternative technology or license the prior technology on commercially reasonable terms. Glenayre does not believe, however, that an adverse resolution of the pending claims would have a material adverse effect on Glenayre.

POTENTIAL CHANGES IN GOVERNMENT REGULATION

         Many of Glenayre's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by Glenayre in connection with the manufacture and sale of its products, and by Glenayre's customers to operate Glenayre's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Glenayre's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for Glenayre's products by providing users of those products with opportunities to establish new paging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that other future regulatory changes will have a positive impact on Glenayre.

INTERNATIONAL BUSINESS RISKS

         Approximately 35% of 1995 net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Although a substantial portion of 1995 international sales of the Company's products and services were negotiated in U.S. dollars, there can be no assurance that the Company will be able to maintain such a high percentage of U.S. dollar denominated international sales. The Company seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. The Company also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Offered Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The names of the Selling Shareholders, the number of shares of the Company's Common Stock to be sold by each of them in this Offering and the number of such shares and the percentage of outstanding Glenayre Common Stock which will be owned by each of them after completion of this Offering are set forth below:


                                                                                                                PERCENTAGE
                                                        SHARES HELD                          SHARES HELD           HELD
                                                          BEFORE            SHARES TO           AFTER              AFTER
NAME                                                     OFFERING            BE SOLD          OFFERING           OFFERING1

John Woods.........................................           229,568 2           74,326           155,242                   3

Michael Gresham4...................................           114,799              7,775           107,024                   3

Frank Hegarty5.....................................           170,000             74,326            95,674                   3

Edmund Stamburg....................................             1,059              1,059             1,059                   3


1 Based on 60,688,922 shares of the $.02 par value Common Stock outstanding as of March 23, 1996.

2 Mr. Woods served as director and president of Western Multiplex Corporation prior to its acquisition by the Company on April 25, 1995. Includes 106,381 shares subject to presently exercisable options or options exercisable within 60 days and 42,470 shares held as custodian for his children.

3 Less than 1%.

4 Mr. Gresham served as a director and vice president of Western Multiplex
  Corporation prior to its acquisition by the Company on April 25, 1995. Includes 70,605 shares subject to presently exercisable options or options exercisable within 60 days.

5 Mr. Hegarty served as a director and chief financial officer of Western
  Multiplex Corporation prior to its acquisition by the Company on April 25, 1995.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders or their transferees intend to distribute all of the Offered Shares in one or more transactions, effected from time to time in the over-the-counter market at market prices prevailing at the time of sale. If any Offered Shares are sold through broker-dealers, the Selling Shareholders or their transferees may pay customary brokerage commissions and charges.

         Any broker-dealer that participates in the distribution of the Offered Shares may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any commissions and discounts received by such broker-dealer and any profit from the resale of the Offered Shares by such broker-dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL OPINION

         The legality of the Offered Shares has been passed upon by Kennedy Covington Lobdell & Hickman, L.L.P., 4200 NationsBank Corporate Center, 100 North Tryon Street, Charlotte, NC 28202.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.